Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
November 2, 2005	Don Olsen	John Heskett
The Woodlands, TX	(281) 719-4175	(801) 584-5700

HUNTSMAN RELEASES THIRD QUARTER 2005 RESULTS

RESULTS IMPACTED BY U.S. GULF COAST STORMS, MAINTENANCE OUTAGE AND HIGHER FEEDSTOCK AND ENERGY COSTS

Highlights

•                  Revenues for the third quarter of 2005 were $3,121.8 million, an increase of 6% as compared to $2,934.8 million in the same period in 2004.

•                  Adjusted EBITDA for the third quarter of 2005 was $319.0 million, compared to $329.6 million for the same period in 2004.

•                  Third quarter 2005 net loss was $29.8 million or $0.14 loss per diluted share.  Net income from continuing operations as adjusted to exclude the impact of losses on the early extinguishment of debt and restructuring, impairment and plant closing costs was $80.6 million or $0.35 per diluted share.  This compares to net income from continuing operations as adjusted of $76.8 million or $0.33 per diluted share in the same period in 2004.

•                  Third quarter 2005 Adjusted EBITDA was negatively impacted by an estimated $27 million related to the U.S. Gulf Coast storms and an estimated $32 million due to an unplanned maintenance outage at the Port Neches, Texas PO/MTBE plant.

•                  Lost production, repairs and other expenses related to the U.S. Gulf Coast storms are expected to negatively impact fourth quarter 2005 Adjusted EBITDA by approximately $130 million.

Huntsman Corporation (NYSE:HUN) today reported third quarter 2005 EBITDA of $202.4 million including $116.6 million of charges related to restructuring, impairment and plant closing costs, the early extinguishment of debt, discontinued operations, and other charges resulting in Adjusted EBITDA of $319.0 million.  This compares to EBITDA in the third quarter of 2004 of $293.2 million including restructuring, impairment and plant closing costs, discontinued operations, and other charges of $36.4 million resulting in Adjusted EBITDA of $329.6 million. EBITDA for the second quarter of 2005 was $366.3 million including $63.6 million of charges related to discontinued operations, the early extinguishment of debt, restructuring, impairment and plant closing costs and other charges resulting in Adjusted EBITDA of $429.9 million.

The company reported a net loss of $29.8 million for the third quarter 2005 including $0.6 million in net of tax losses from discontinued operations and net of tax charges of $68.4 million for restructuring, impairment and plant closing costs and $41.4 million for the early extinguishment of debt.  Net income from continuing operations as adjusted to exclude these items was $80.6 million.  This compares to net income of $43.7 million in the third quarter of 2004 including $2.8 million in net of tax losses from discontinued operations and net of tax charges of $32.6 million for restructuring, impairment and plant closing costs and a net of tax gain for early extinguishment of debt of $2.3 million.  Net income from continuing operations as adjusted to exclude these items in the third quarter of 2004 was $76.8 million.

Peter R. Huntsman, President and CEO, stated, “The third quarter was extremely challenging from an operating perspective.  Hurricane Katrina and Hurricane Rita negatively impacted not only our manufacturing facilities in the U.S. Gulf Coast but also the operations of many of our customers and suppliers.  These storms also resulted in dramatic increases in feedstock and energy costs in the second half of the quarter.  Our results were also negatively impacted by an unplanned maintenance outage at our Port Neches PO/MTBE unit.  We have recently re-started, or are in the process of restarting, all of our primary units that were impacted by Hurricane Rita and are very encouraged by the rapid increases in selling prices that have occurred in many of our commodity product lines.  In addition, raw material pressures appear to have eased in recent weeks, which together with initiatives to raise our selling prices in our differentiated segments, should provide opportunities to expand profitability as we enter 2006.”

Huntsman Corporation

Operating Results

	Three months ended September 30,		Nine months ended September 30,
	2005	2004(1)	2005	2004(1)
	In Millions
Revenues	$3,121.8	$2,934.8	$9,810.6	$8,309.6
Cost of goods sold	2,729.2	2,566.8	8,319.4	7,327.9
Gross profit	392.6	368.0	1,491.2	981.7
Operating expenses	194.8	158.9	627.0	558.4
Restructuring, impairment and plant closing costs	71.3	43.2	100.5	202.4
Operating income	126.5	165.9	763.7	220.9
Interest expense, net	(101.1)	(154.6)	(341.8)	(459.5)
Loss on accounts receivable, securitization program	(3.3)	(3.7)	(8.9)	(10.2)
Equity in income (loss) of unconsolidated affiliates	1.9	(0.1)	7.0	3.0
Other non-operating (expense) income	(43.9)	3.1	(279.7)	(0.8)

(Loss) income from continuing operations before income taxes and minority interest	(19.9)	10.6	140.3	(246.6)
Income tax (expense) benefit	(7.7)	36.1	(68.8)	25.7
Minority interests in subsidiaries' income	(1.6)	(0.2)	(1.5)	(1.1)
(Loss) income from continuing operations	(29.2)	46.5	70.0	(222.0)
Loss from discontinued operations, net of tax(2)	(0.6)	(2.8)	(43.6)	(4.5)
Net (loss) income	(29.8)	43.7	26.4	(226.5)
Preferred dividends(3)	—	(21.9)	(43.1)	(65.8)
Net (loss) income available to common stockholders	$(29.8)	$21.8	$(16.7)	$(292.3)

Net (loss) income	$(29.8)	$43.7	$26.4	$(226.5)
Interest expense, net	101.1	154.6	341.8	459.5
Income tax expense (benefit)	7.7	(36.1)	68.8	(25.7)
Depreciation and amortization	123.4	131.0	372.9	410.3
EBITDA(4)	202.4	293.2	809.9	617.6

Loss on accounts receivable, securitization program	3.3	3.7	8.9	10.2
Legal and contract settlement (credits) expense, net	—	(11.0)	—	6.1
Loss (gain) on early extinguishment of debt	41.4	(2.3)	276.4	1.9
Restructuring, impairment and plant closing costs	71.3	43.2	100.5	202.4
Loss from discontinued operations, net of tax(2)	0.6	2.8	43.6	4.5
Adjusted EBITDA(4)	$319.0	$329.6	$1,239.3	$842.7

See end of press release for footnote explanations

The company computes Adjusted EBITDA to eliminate the impacts of discontinued operations, restructuring, impairment and plant closing costs, losses on the sale of accounts receivable related to its securitization program, losses and gains from early extinguishment of debt and non-recurring legal and contract settlement expenses and credits in order to provide investors with a more meaningful measure of its operational performance.  The company computes net income (loss) from continuing operations as adjusted to eliminate the after tax impact of discontinued operations, preferred dividends, losses and gains on the early extinguishment of debt and restructuring, impairment and plant closing costs.  See footnote (4) at the end of this press release for more information on EBITDA, Adjusted EBITDA and net income (loss) from continuing operations as adjusted.

Huntsman Corporation

Operating Results

	Three months ended September 30,		Nine months ended September 30,
	2005	2004(1)	2005	2004(1)
	In Millions, Except Per Share Amounts
Net (loss) income available to common stockholders	$(29.8)	$21.8	$(16.7)	$(292.3)
Preferred dividends(3)	—	21.9	43.1	65.8
Net (loss) income	(29.8)	43.7	26.4	(226.5)
Net of tax adjustments:
Loss from discontinued operations(2)	0.6	2.8	43.6	4.5
Loss (gain) on early extinguishment of debt	41.4	(2.3)	276.4	1.9
Restructuring, impairment and plant closing costs	68.4	32.6	91.1	157.6
Net income (loss) from continuing operations as adjusted(4)	$80.6	$76.8	$437.5	$(62.5)

Basic (loss) earnings per share	$(0.14)	$0.10	$(0.08)	$(1.33)
Diluted (loss) earnings per share	$(0.14)	$0.10	$(0.08)	$(1.33)

Diluted earnings (loss) per share from continuing operations as adjusted(4)	$0.35	$0.33	$1.88	$(0.28)

Common share information(5):
Basic shares outstanding	220.5	220.5	220.5	220.5
Options	—	—	—	—
Conversion of preferred stock	—	—	—	—
Diluted shares	220.5	220.5	220.5	220.5

Diluted shares for earnings (loss) per share from continuing operations as adjusted	233.0	233.0	233.0	220.5

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004(1)	2005	2004(1)
	In Millions
Segment Revenues:
Polyurethanes	$835.3	$732.0	$2,609.9	$2,069.3
Advanced Materials	289.4	294.1	911.5	866.4
Performance Products	462.4	493.7	1,517.4	1,399.7
Pigments	256.6	261.6	787.5	794.7
Polymers	427.6	380.9	1,249.3	1,019.6
Base Chemicals	1,046.5	985.5	3,344.4	2,755.8
Eliminations	(196.0)	(213.0)	(609.4)	(595.9)
Total	$3,121.8	$2,934.8	$9,810.6	$8,309.6

Segment EBITDA(4):
Polyurethanes	$193.7	$97.9	$535.0	$270.7
Advanced Materials	41.3	49.1	135.5	119.4
Performance Products	25.5	31.5	158.0	82.9
Pigments	22.6	22.2	86.5	(53.6)
Polymers	(5.8)	26.5	71.6	45.6
Base Chemicals	8.9	70.3	252.0	204.8
Corporate and other	(83.8)	(4.3)	(428.7)	(52.2)
Total	$202.4	$293.2	$809.9	$617.6

Segment Adjusted EBITDA(4) :
Polyurethanes	$195.2	$110.6	$583.6	$308.0
Advanced Materials	41.3	38.1	134.9	110.6
Performance Products	30.8	51.8	164.6	124.1
Pigments	32.2	25.8	113.4	73.0
Polymers	42.6	29.0	122.9	53.2
Base Chemicals	16.0	77.2	263.3	213.9
Corporate and other	(39.1)	(2.9)	(143.4)	(40.1)
Total	$319.0	$329.6	$1,239.3	$842.7

Three Months Ended September 30, 2005 as Compared to Three Months Ended September 30, 2004

Revenues for the three months ended September 30, 2005 increased to $3,121.8 million or 6%, from $2,934.8 million during the same period in 2004.  Revenues increased in our Polyurethanes, Polymers and Base Chemicals segments due primarily to higher average selling prices.  Revenues decreased in our Advanced Materials, Performance Products and Pigments segments primarily due to lower sales volumes resulting from product portfolio re-alignment activities, business interruption due to the U.S. Gulf Coast storms and manufacturing capacity rationalization actions which were implemented in the second half of 2004.  Lower sales volumes were partially offset by higher average selling prices in these segments.

For the three months ended September 30, 2005, the company generated EBITDA of $202.4 million, which included $71.3 million of restructuring, impairment and plant closing costs, $41.4 million in losses for the early extinguishment of debt, $3.3 million of loss on the sale of accounts receivable, and a net of tax loss from discontinued operations of $0.6 million.  This compares to third quarter 2004 EBITDA of $293.2 million, which included $43.2 million of restructuring, impairment and plant closing costs, $2.3 million of net gains from the early extinguishment of debt, legal and contract settlement credits of $11.0 million, $3.7 million of loss on the sale of accounts receivable,  and net of tax loss from discontinued operations of $2.8 million.

Adjusted EBITDA for the third quarter 2005 was $319.0 million, a decrease as compared to $329.6 million for the same period in 2004.  The decrease in Adjusted EBITDA resulted from decreases in Performance Products, Base Chemicals and Corporate and other, partially offset by increases in our Polyurethanes, Advanced Materials, Pigments and Polymers segments.  Second quarter 2005 EBITDA and Adjusted EBITDA were $366.3 million and $429.9 million, respectively.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended September 30, 2005 as compared to the same period in 2004 was primarily due to higher average selling prices for MDI.  MDI average selling prices increased by 26% as a result of the combination of strong growth in higher value applications, and in response to higher raw material and energy costs.  MDI sales volumes were 14% lower in the third quarter of 2005 compared to the same period in 2004, primarily due to some customer de-stocking and unplanned outages relating primarily to the U.S. Gulf Coast storms.  In addition, PO and co-product MTBE average selling prices were higher, while volumes decreased due to loss of production related to the unplanned maintenance outage which occurred during the 2005 period.

The increase in EBITDA in the Polyurethanes segment was primarily the result of higher margins as higher average selling prices more than offset lower sales volumes and increases in raw material and energy costs.  During the three months ended September 30, 2005 the Polyurethanes segment recorded restructuring and plant closing charges of $0.9 million as compared to $9.9 million for the same period in 2004.

Advanced Materials

The decrease in revenues in the Advanced Materials segment for the three months ended September 30, 2005 as compared to the same period in 2004 was primarily the result of lower sales volumes.   Sales volumes decreased by approximately 11% as the ongoing portfolio re-alignment activities resulted in lower sales volumes of certain products in the coatings and construction markets and in the electronics market group.  Average selling prices increased 10% due to price increase initiatives in certain markets in response to improved demand and higher raw material costs.

The decrease in EBITDA in the Advanced Materials segment was primarily the result of the absence of $11.0 million in legal and contract settlements credits received in the third quarter 2004.  Excluding the effect of this item, lower revenues were more than offset by higher margins attributable to an improved product mix.

Performance Products

The decrease in revenues in the Performance Products segment for the three months ended September 30, 2005 as compared to the same period in 2004 was primarily the result of lower sales volumes.  Sales volumes decreased 18% primarily due to reduced sales of certain surfactants, weak market conditions for ethylene glycols and lower production in the U.S. attributable to the Gulf Coast storms.  Overall, average selling prices increased by 14% in response to higher raw material and energy costs.

The decrease in EBITDA in the Performance Products segment principally resulted from lower sales volumes and higher raw material costs partially offset by higher selling prices and a reduction in operating expenses.  During the three months ended September 30, 2005, the Performance Products segment recorded restructuring and plant closing charges of $5.3 million as compared to $20.3 million for the same period as 2004.

Pigments

The decrease in revenues in the Pigments segment for the three months ended September 30, 2005 as compared to the same period in 2004 was primarily due to a 6% reduction in sales volumes, partially offset by a 5% increase in average selling prices.  Volumes were lower primarily due to the rationalization of manufacturing capacity in the second half of 2004 and lower customer demand, primarily in Europe.  Average selling prices benefited from increase initiatives implemented during the second half of 2004 and first quarter of 2005.

EBITDA in the Pigments segment was essentially unchanged as compared to the same period in 2004 as higher restructuring and plant closing charges were offset by lower operating costs.  During the three months ended September 30, 2005, the Pigments segment recorded restructuring and plant closing charges of $9.6 million as compared to $3.6 million for the comparable period in 2004.

Polymers

The increase in revenues in the Polymers segment for the three months ended September 30, 2005 as compared to the same period in 2004 was primarily the result of a 14% increase in average selling prices due to tighter market conditions and higher raw material and energy costs.  Sales volumes decreased by 1%.

The decrease in EBITDA in the Polymers segment was attributed to an asset impairment charge of $46.6 million related to our styrenics business in Australia.  Profit margins were higher as average selling prices increased more than raw material and energy costs, and operating costs were lower.  During the three months ended September 30, 2005 the Polymers segment recorded restructuring, impairment and plant closing charges of $48.4 million as compared to $2.5 million for the comparable period in 2004.

Base Chemicals

The increase in revenues in the Base Chemicals segment for the three months ended September 30, 2005 as compared to the same period in 2004 was primarily the result of a 14% increase in average selling prices in response to higher raw material and energy costs and improved market conditions.  Sales volumes decreased by 3% in the 2005 period as compared to 2004 primarily as the result of lower production due to unplanned outages related to the U.S. Gulf Coast storms which impacted all of our U.S. Base Chemicals manufacturing units.

The decrease in EBITDA in the Base Chemicals segment was due primarily to lower profit margins, as increases in feedstock and energy costs more than offset higher average selling prices, particularly in Europe.  During the three months ended September 30, 2005, the Base Chemicals segment recorded restructuring, impairment and plant closing charges of $7.1 million as compared to charges of $6.9 million for the comparable period in 2004.

Corporate and Other

Corporate and other items include unallocated corporate overhead, loss on the sale of the accounts receivable, unallocated foreign exchange gains and losses, losses and gains on the early extinguishment of debt, other non-operating income and expense, minority interest, and unallocated restructuring and reorganization costs.  In the third quarter of 2005, the total of these items increased by $79.5 million as compared to the 2004 period.  The decrease in EBITDA primarily resulted from $43.7 million higher loss on early extinguishment of debt and $16.6 million higher unallocated foreign currency transaction losses and higher corporate expenses.

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2005, we and our subsidiaries had approximately $980 million in combined cash and unused borrowing capacity, as compared to $1,020 million at December 31, 2004.

For the nine months ended September 30, 2005, total capital expenditures were $202.0 million as compared to $145.0 million for the same period in 2004.  During 2005 we expect to spend approximately $350 million on capital expenditures, including approximately $40 million on the LDPE facility being constructed at our Wilton, U.K. site, and approximately $60 million in our consolidated polyurethanes Chinese joint venture of which Huntsman has funded approximately $8 million and the remainder will be funded by our joint venture partners and local borrowings.  In addition, during 2005 we expect to invest as equity approximately $8 million in an unconsolidated Chinese manufacturing joint venture, all of which was invested in the nine months ended September 30, 2005.  We expect to spend approximately $550 million on capital expenditures during 2006, which includes approximately $200 million for the Wilton, UK LDPE facility.

Beginning with a repayment of debt on December 31, 2004, we have repaid approximately $475 million of debt through September 30, 2005, including approximately $125 million in the third quarter of 2005.  These amounts are in addition to the debt that we repaid with the net proceeds to us from our initial public offering of common and preferred stock which took place in February 2005.

Below is the company’s outstanding debt as of September 30, 2005 and December 31, 2004:

	As of September 30, 2005(6)	As of December 31, 2004
	In Millions
Debt:
Senior Secured Credit Facilities	$1,800.5	$2,154.1
Secured Notes	568.2	799.7
Unsecured Notes	753.0	856.0
Subordinated Notes	1,154.6	1,402.5
Discount Notes	—	957.1
Other Debt	164.4	130.1
Total Debt	$4,440.7	$6,299.5

Total Cash and Restricted Cash	$200.1	$252.4

Net Debt	$4,240.6	$6,047.1

On August 16, 2005 Huntsman LLC and Huntsman International Holdings LLC merged with and into Huntsman International LLC.  We effected the merger to simplify our financing and public reporting structure, to reduce our cost of financing and to facilitate other organizational efficiencies.  In connection with the merger, Huntsman International repaid its existing secured credit facility, Huntsman LLC’s secured credit facility and a subordinated note with available cash on hand and the net proceeds from a new senior secured credit agreement.  Huntsman International’s new secured credit agreement consists of (i) a $650 million revolving credit facility due 2010, (ii) a $1,730 million term loan due 2012, and (iii) a €100 million (approximately $123.5 million) term loan due 2012.  Huntsman International temporarily increased the capacity of its accounts receivable securitization program by $50 million to approximately $375 million U.S. dollar equivalents.

During the third quarter 2005, we recorded $41.4 million in losses on early extinguishment of debt associated with the merger and related financing and other repayments of debt.

Conference Call Information

We will hold a telephone conference to discuss our third quarter 2005 results on Wednesday, November 2, 2005 at 9:00 a.m. EST.

Call-in number for U.S. participants:	(800) 798 - 2796
Call-in number for international participants:	(617) 614 - 6204
Participant access code:	12934281

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning November 2, 2005 at 12:00 p.m. EST and ending November 9, 2005 at 11:59 p.m. EST.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 - 8010

International:	(617) 801 - 6888
Access code for replay:	59489056

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

(1)          The 2004 financial data presents the data of our predecessor Huntsman Holdings, LLC which became our wholly-owned subsidiary on February 16, 2005 in connection with our initial public offering.

(2)          On July 6, 2005 we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  We recognized net of tax losses from discontinued operations of $0.6 million for the three months ended September 30, 2005.  For the nine months ended September 30, 2005, the three months ended September 30, 2004, and the nine months ended September 30, 2004 we incurred net of tax losses from discontinued operations of $43.6 million, $2.8 million and $4.5 million respectively.

(3)          For the nine months ended September 30, 2005, preferred dividends represents all of the dividends that were declared and will become payable from the issuance of our 5% mandatory convertible preferred stock until the mandatory conversion date.  For the three and nine months ended September 30, 2004, preferred dividends represents the return on the redeemable preferred member’s interest of our predecessor, Huntsman Holdings, LLC.  The redeemable preferred member’s interest was exchanged for our common stock at the time of our initial public offering.

(4)          EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. (“GAAP”).  Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization.  Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry.  For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings.  Therefore, the impact of interest expense on earnings can vary significantly among companies.  In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets.  This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.  Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization.  EBITDA excludes interest expense.  Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes interest expense has material limitations.  EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense.  Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes depreciation and amortization expense has material limitations.  Our management compensates for the limitations of EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions.  For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments.  Our management also uses trade working capital to evaluate its investment in receivables and inventory, net of payables.  Adjusted EBITDA is computed by eliminating from EBITDA gains and losses from discontinued operations, all restructuring, impairment and reorganization costs, losses on the sale of accounts receivable to its securitization program, losses from early extinguishment of debt and legal and contract settlement expense, net and is used to provide a more meaningful measure of operational performance.  Net income (loss) from continuing operation as adjusted is computed by eliminating losses from discontinued operations, the preferred dividends and after tax impact of restructuring, impairment and plant closing costs and losses on the early extinguishment of debt.    We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA, Adjusted EBITDA and net income (loss) from continuing operations as adjusted.

(5)          2004 and year to date 2005 shares outstanding have been restated to reflect the company’s reorganization transaction and initial public offering as if it occurred at the beginning of each period presented.

(6)          Excludes $288.1 million of off-balance sheet financing obtained under the accounts receivable securitization program.